Exhibit 16.1

June 7, 2010

U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Dear Sir or Madam:

We have read the statements of Issuer Direct Corporation (the “Company”) pertaining to our firm included under Item 4.01 of Form 8-K to be filed on or about June 7, 2010 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ GBH CPA’s, PC

GBH CPA’s, PC